                      SECURITIES EXCHANGE AND COMMISSION

                            Washington, D. C.  20549

                                  FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  September 27, 2000


                      Terayon Communication Systems, Inc.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


          000-24647                                    77-0328533
    (Commission File No.)                  (I.R.S. Employer Identification No.)


                             2952 Bunker Hill Lane
                             Santa Clara, CA 95054
             (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (408) 727-4400

Item 2.   Acquisition or Disposition of Assets.

     A.   Digital Transmission Equipment.

          On September 27, 2000 (the "Digitrans Closing Date"), the registrant, Terayon Communication Systems, Inc., a Delaware corporation ("Terayon"), acquired Digital Transmission Equipment, a California corporation ("Digitrans"), pursuant to that certain Stock Purchase Agreement (the "Digitrans Agreement") by and among Terayon, Digitrans, The D.W. Thomas Companies, Inc., a California corporation and Donald W. Thomas, an individual dated September 27, 2000 (the "Digitrans Acquisition"). Digitrans develops, markets and sells digital equipment solutions that enable broadcasters, satellite operators and cable television system operators to optimize network services.

          Pursuant to the Digitrans Agreement, Terayon acquired all outstanding shares of capital stock of Digitrans, and Digitrans became a wholly-owned subsidiary of Terayon on September 27, 2000 (the "Effective Time"). As consideration for the Digitrans Acquisition, the former shareholders and the employees of Digitrans received an aggregate of three hundred ninety four thousand three hundred twenty nine (394,329) shares of Terayon common stock and approximately two hundred ninety three thousand four hundred dollars ($293,400) in cash payments as described in the Digitrans Agreement attached hereto as
Exhibit 2.1. The Digitrans Acquisition is intended to qualify for "purchase" accounting treatment under the requirements of Opinion 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and the related published interpretations of the AICPA, the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission.

     B.   Mainsail Networks, Inc.

          On September 29, 2000 (the "Mainsail Closing Date"), the registrant, Terayon Communication Systems, Inc., a Delaware corporation ("Terayon"), acquired Mainsail Networks, Inc., a Delaware corporation ("Mainsail"), pursuant to that certain Agreement and Plan of Merger and Reorganization among Terayon, MN Acquisition Corp., a Delaware corporation, Mainsail and Certain Stockholders of Mainsail dated August 1, 2000 (the "Mainsail Acquisition"), as amended by that Certain First Amendment to Agreement and Plan of Reorganization dated September 29, 2000 (collectively, the "Merger Agreement"). Mainsail develops and markets next-generation broadband networks that enable telecommunications carriers to deliver multiple services over a single network infrastructure.

          Pursuant to the Merger Agreement, Terayon acquired all outstanding shares of capital stock of Mainsail, and Mainsail became a wholly-owned subsidiary of Terayon on September 29, 2000 (the "Effective Time"). As consideration for the Mainsail Acquisition, the former stockholders of Mainsail received an aggregate of three million one hundred thirty seven thousand two hundred sixty five (3,137,265) shares of Terayon common stock and approximately three million nine hundred nineteen thousand four hundred and ten dollars in a cash payment as described in the Merger Agreement attached hereto as Exhibit
2.2. The Mainsail Acquisition is intended to qualify for "purchase" accounting treatment under the requirements of Opinion 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and the related published interpretations of the AICPA, the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission.

Item 5.   Other Events

Forms 10(K) and 10(Q)

The Company hereby amends Form 10-K filed on March 30, 2000 and Forms 10-Q filed on May 15, 2000 and August 14, 2000 and any amendments filed thereon to revise the section, where applicable, entitled Business.

The section entitled Legal Proceedings and Management's Discussion and Analysis of Financial Condition and Results of Operations - Litigation should be deleted and replaced with the following section:

Legal Proceedings

  In September 1999, Imedia, now our subsidiary, was named as a defendant in a case alleging that Imedia breached its term sheet agreement with the plaintiffs by negotiating with us while a no-shop provision was in place and refusing to allowing the plaintiffs to invest in Imedia. The plaintiffs are seeking damages in excess of $12.0 million. As part of the terms of the Imedia Agreement and Plan of Merger and Reorganization, shares of our common stock to be issued to the former shareholders of Imedia were placed in escrow to indemnify us for any damages that are directly or indirectly suffered as a result any claim brought by any person who was a prospective investor in Imedia and was not a securityholder of Imedia on the closing date of the Imedia acquisition. The value of the escrowed shares was approximately $10.0 million based on the market value of our common stock on the closing date. The case is in its initial stages, and no trial date has been established. We have reviewed the allegations made by the plaintiffs and we do not believe that the outcome will have a negative impact on our financial position, results of operations or cash flows.

On or about September 5, 2000, we received a draft amended complaint ("Complaint") in a matter captioned Evergreen Canada Israel Management, Ltd. v. Imedia Corporation, case no. 306185, pending in the Superior Court of the State of California for the City and County of San Francisco. The Complaint alleges "Intentional Interference with Prospective Economic Advantage" against us, claiming that we "formed and operated a conspiracy to deprive plaintiffs of the opportunity to invest in Imedia", a company that we acquired in 1999.
Plaintiffs argue that, prior to our purchase of the Imedia shares, we knew of an alleged, pre-existing financing agreement between plaintiffs and Imedia that contained a "no shop" clause, prohibiting Imedia from seeking or obtaining financing from any other sources, including (apparently, in plaintiffs' view) a prohibition against Imedia selling its own stock.

   We have not yet been served with the Complaint, and we are not aware of whether plaintiffs have obtained permission from the court to serve and file such pleading.

On April 13, 2000, a lawsuit against us and certain of our officers and directors, entitled Birnbaum v. Terayon Comm. Systems, Inc., was filed in the United States District Court for the Central District of California. The plaintiff purports to be suing on behalf of a class of stockholders who purchased or committed to purchase our securities during the period from February 2, 2000 to April 11, 2000. The complaint alleges that the defendants violated the federal securities laws by issuing materially false and misleading statements and failing to disclose material information regarding our technology. Several other lawsuits similar to the Birnbaum suit have since been filed. The lawsuits seek an unspecified amount of damages, in addition to other forms of relief. On August 24, 2000, the lawsuits against us and other named individual defendants were consolidated in the U.S. District Court of the Northern District of California and lead plaintiffs and lead plaintiffs' counsel was appointed pursuant to the Private Securities Litigation Reform Act. On September 21, 2000, plaintiffs filed a Consolidated Class Action Complaint for violation of federal securities laws. The consolidated complaint contains allegations nearly identical to the Birnbaum suit. We consider the lawsuits to be without merit and we intend to defend vigorously against these allegations. However, the litigation could prove to be costly and time consuming to defend, and there can be no assurances about the eventual outcome.

Item 7.   Financial Statements and Exhibits.

     a. The financial statements required by this Item will be filed by amendment no later than 60 days after the date of this report.

     Included herein are the balance sheets of Mainsail Networks, Inc. ("Mainsail"), a development stage company, as of June 30, 2000 and 1999 and the related statements of operations and cash flows for each of the years in the three year period ended June 30, 2000 and for the period from June 3, 1997 (inception) to June 30, 2000 and the statements of shareholders' equity for each of the years in the three year period ended June 30, 2000.

     FINANCIAL STATEMENTS
     Mainsail Networks, Inc. (a development stage company)
     Years ended June 30, 2000 and 1999 with Report of
     Independent Auditors

                           Mainsail Networks, Inc.
                         (a development stage company)

                             Financial Statements

                      Years ended June 30, 2000 and 1999



                                   Contents

Report of Independent Auditors..............................   1

Audited Financial Statements

Balance Sheets..............................................   2
Statements of Operations....................................   3
Statements of Stockholders' Equity..........................   4
Statements of Cash Flows....................................   5
Notes to Financial Statements...............................   6

                        Report of Independent Auditors

The Board of Directors and Stockholders
Mainsail Networks, Inc.

We have audited the accompanying balance sheets of Mainsail Networks, Inc. (a development stage company) as of June 30, 2000 and 1999 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 2000 and for the period from June 3, 1997 (inception) to June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted air audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Mainsail Networks Inc. at June 30, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2000 and for the period from June 3, 1997 (inception) to June 30, 2000 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Mainsail Networks, Inc. will continue as a going concern. As more fully described in
Note 1, the Company has incurred recurring operating losses. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                                     /s/ Ernst & Young LLP


September 1, 2000

                            Mainsail Networks, Inc.
                         (a development stage company)

                                 Balance Sheets

                                                                                             June 30,
                                                                                 -------------------------------
                                                                                      2000             1999
                                                                                 -------------------------------
Assets
Current assets:
   Cash and cash equivalents                                                     $  3,543,802      $   8,113,516
   Inventory                                                                          484,158                  -
   Prepaid expenses and other assets                                                   18,197             16,130
                                                                                 -------------------------------
Total current assets                                                                4,046,157          8,129,646

Property and equipment, net                                                           849,298            355,407

Deposits                                                                               33,250             38,693
                                                                                 -------------------------------
Total assets                                                                     $  4,928,705      $   8,523,746
                                                                                 ===============================

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                                              $    511,624      $      58,669
   Accrued compensation                                                               217,599             47,913
   Other accrued liabilities                                                           29,749             27,323
   Notes payable to related parties                                                   503,381                  -
   Notes payable                                                                      464,659                  -
                                                                                 -------------------------------
Total current liabilities                                                           1,727,012            133,905

Commitments and contingencies

Stockholders' equity:
   Convertible preferred stock, $0.0001 par value:
     Authorized shares - 16,653,402
     Issued and outstanding shares - 15,514,101
     Liquidation preference of $12,427,266                                              1,551              1,551
   Common stock, $0.001 par value:
     Authorized shares - 40,000,000
     Issued and outstanding shares - 13,281,041 in 2000 and
        13,675,001 in 1999                                                              1,329              1,368
   Additional paid-in capital                                                      17,244,535         12,489,880
   Deferred compensation                                                           (2,355,541)                 -
   Deficit accumulated during the development stage                               (11,690,181)        (4,102,958)
                                                                                 -------------------------------
Total stockholders' equity                                                          3,201,693          8,389,841
                                                                                 -------------------------------
Total liabilities and stockholders' equity                                       $  4,928,705      $   8,523,746
                                                                                 ===============================

                            See accompanying notes.

                            Mainsail Networks, Inc.
                         (a development stage company)

                           Statements of Operations

                                                                                                      Period From
                                                                                                     June 3, 1997
                                                             Years Ended June 30,                   (Inception) to
                                                -----------------------------------------------         June 30,
                                                      2000            1999            1998                2000
                                                --------------------------------------------------------------------
Operating expenses:
   Research and development                     $   4,869,775    $   2,253,794    $     803,809       $    7,927,378
   Sales and marketing                              1,818,246          458,241           61,235            2,337,722
   General and administrative                       1,054,777          453,865          338,973            1,847,615
                                                --------------------------------------------------------------------
Total operating expenses                            7,742,798        3,165,900        1,204,017           12,112,715

Interest income and other, net                        265,968          234,996           32,170              533,134
Interest expense                                     (110,393)            (207)               -             (110,600)
                                                --------------------------------------------------------------------
Net loss                                        $  (7,587,223)   $  (2,931,111)   $  (1,171,847)      $  (11,690,181)
                                                ====================================================================
Basic and diluted net loss per share            $       (0.60)   $       (0.24)   $       (0.10)
                                                ===============================================
Shares used in computing basic and
   diluted net loss per share                      12,606,810       12,192,724       11,956,555
                                                ===============================================

Operating expenses in 2000 and for the period from June 3, 1997 (inception) to June 30, 2000 include the following amortization of deferred compensation related to research and development - $155,908; sales and marketing - $181,820; and general and administrative - $6,096.

                            See accompanying notes.

                            Mainsail Networks, Inc.
                         (a development stage company)

                      Statements of Stockholders' Equity

                                                                                                         Additional
                                                 Convertible Preferred Stock         Common Stock          Paid-In      Deferred
                                                 ----------------------------------------------------
                                                    Shares        Amount          Shares      Amount       Capital    Compensation
                                                 ---------------------------------------------------------------------------------
 Issuance of common stock to founders at
   $0.00167 per share in June 1997                         -     $      -       12,000,000   $  1,200   $     18,800  $          -
 Issuance of Series A preferred stock at $0.167
   per share in June 1997                          6,000,000          600                -          -        999,400             -
 Issuance of Series B preferred stock at $0.333
   per share in February 1998                      4,994,448          499                -          -      1,664,316             -
 Exercise of stock options in December 1997
   and February 1998                                       -            -          920,001         92         15,241             -
 Net and comprehensive loss                                -            -                -          -              -
                                                 ---------------------------------------------------------------------------------
Balance at June 30, 1998                          10,994,448        1,099       12,920,001      1,292      2,697,757             -
 Issuance of Series C preferred stock at $2.16
   per share in December 1998                      4,519,653          452                -          -      9,761,998             -
 Exercise of stock options from July 1998 to
   November 1998                                           -            -          755,000         76         30,125             -
 Net and comprehensive loss                                -            -                -                         -             -
                                                 ---------------------------------------------------------------------------------
Balance at June 30, 1999                          15,514,101        1,551       13,675,001      1,368     12,489,880             -
 Exercise of stock options from July 1999 to
   June 2000                                               -            -          190,000         19         42,081             -
 Common stock repurchased from August 1999
   to May 2000                                             -            -         (583,960)       (58)       (16,791)            -
 Issuance of common stock warrants in
   connection with debt financing                          -            -                -          -      2,030,000             -
 Deferred compensation                                     -            -                -          -      2,699,365    (2,699,365)
 Amortization of deferred compensation                     -            -                -          -              -       343,824
 Net and comprehensive loss                                -            -                -          -              -             -
                                                 ---------------------------------------------------------------------------------
Balance at June 30, 2000                          15,514,101     $  1,551       13,281,041   $  1,329   $ 17,244,535  $ (2,355,541)
                                                 =================================================================================

                                                               Deficit
                                                              Accumulated
                                                               During the        Total
                                                              Development     Stockholders'
                                                                 Stage           Equity
                                                             -------------------------------
 Issuance of common stock to founders at
   $0.00167 per share in June 1997                           $           -     $      20,000
 Issuance of Series A preferred stock at $0.167
   per share in June 1997                                                -         1,000,000
 Issuance of Series B preferred stock at $0.333
   per share in February 1998                                            -         1,664,815
 Exercise of stock options in December 1997
   and February 1998                                                     -            15,333
 Net and comprehensive loss                                     (1,171,847)       (1,171,847)
                                                             -------------------------------
Balance at June 30, 1998                                        (1,171,847)        1,528,301
 Issuance of Series C preferred stock at $2.16
   per share in December 1998                                            -         9,762,450
 Exercise of stock options from July 1998 to
   November 1998                                                         -            30,201
 Net and comprehensive loss                                     (2,931,111)       (2,931,111)
                                                             -------------------------------
Balance at June 30, 1999                                        (4,102,958)        8,389,841
 Exercise of stock options from July 1999 to
   June 2000                                                             -            42,100
 Common stock repurchased from August 1999
   to May 2000                                                           -           (16,849)
 Issuance of common stock warrants in
   connection with debt financing                                        -         2,030,000
 Deferred compensation                                                   -                 -
 Amortization of deferred compensation                                   -           343,824
 Net and comprehensive loss                                     (7,587,223)       (7,587,223)
                                                             -------------------------------
Balance at June 30, 2000                                     $ (11,690,181)    $   3,201,693
                                                             ===============================

                 See accompanying notes.

                            Mainsail Networks, Inc.
                         (a development stage company)

                           Statements of Cash Flows

                                                                                                       Period From
                                                                                                       June 3, 1997
                                                                                                      (Inception) to
                                                                    Years Ended June 30,                  June 30,
                                                        --------------------------------------------
                                                            2000            1999            1998            2000
                                                        ------------------------------------------------------------
Operating activities
Net loss                                                $ (7,587,223)   $ (2,931,111)   $ (1,171,847)   $(11,690,181)
Adjustments to reconcile net loss to net cash used in
   operating activities:
     Depreciation and amortization                           251,599          44,440          12,777         308,816
     Gain on disposition of property and equipment              (338)             --              --            (338)
     Amortization of deferred compensation                   343,824              --              --         343,824
     Amortization of debt discount                            98,040              --              --          98,040
     Changes in operating assets and liabilities:
        Inventory                                           (484,158)             --              --        (484,158)
        Prepaid expenses and other assets                     (2,067)        (16,130)             --         (18,197)
        Deposits                                               5,443         (32,000)         (6,693)        (33,250)
        Accounts payable                                     452,955          58,669              --         511,624
        Accrued compensation                                 169,686         (18,541)         66,454         217,599
        Other accrued liabilities                              2,426          18,258           9,065          29,749
                                                        ------------------------------------------------------------
Net cash used in operating activities                     (6,749,813)     (2,876,415)     (1,090,244)    (10,716,472)

Investing activities
Purchase of property and equipment                          (746,502)       (359,868)        (52,756)     (1,159,126)
Proceeds from disposition of property
   and equipment                                               1,350              --              --           1,350
                                                        ------------------------------------------------------------
Net cash used in investing activities                       (745,152)       (359,868)        (52,756)     (1,157,776)
Financing activities
Proceeds from issuance of notes payable                    2,900,000              --              --       2,900,000
Proceeds from issuance of preferred stock                         --       9,762,450       2,664,815      12,427,265
Proceeds from issuance of common stock                            --              --          20,000          20,000
Exercise of options to purchase common stock                  42,100          30,201          15,333          87,634
Repurchase of common stock                                   (16,849)             --              --         (16,849)
                                                        ------------------------------------------------------------
Net cash provided by financing activities                  2,925,251       9,792,651       2,700,148      15,418,050
                                                        ------------------------------------------------------------
Net increase (decrease) in cash and
   cash equivalents                                       (4,569,714)      6,556,368       1,557,148       3,543,802
Cash and cash equivalents at beginning of period           8,113,516       1,557,148              --              --
                                                        ------------------------------------------------------------
Cash and cash equivalents at end of period              $  3,543,802    $  8,113,516    $  1,557,148    $  3,543,802
                                                        ============================================================
Supplemental disclosures of cash flow information
Income taxes paid                                       $        800    $      1,600    $        800    $      3,200
Supplemental schedule of noncash investing and
   financing information
Deferred compensation                                   $  2,699,365    $         --    $         --    $  2,699,365
Common stock warrants issued in connection
   with debt                                            $  2,030,000    $         --    $         --    $  2,030,000

                            See accompanying notes.

                            Mainsail Networks, Inc.
                         (a development stage company)

                         Notes to Financial Statements

                                 June 30, 2000

1.   Organization and Summary of Significant Accounting Policies

Description of Business

Mainsail Networks, Inc. (the Company) was incorporated on June 3, 1997 in the state of Delaware to develop, manufacture, and market proprietary computer-based software and hardware for use in broadband services. The Company's products incorporate the functions of multiple networking devices into a single integrated system for all types of voice, data, and Internet traffic over both fiber optical and copper wire networks. The Company's principal activities to date have involved conducting research and development, recruiting management and technical personnel, obtaining financing, and securing operating facilities. Therefore, the Company is classified as a development stage company.

The Company commenced operations in June 1997. Operations through June 30, 1997 consisted of initial development activities. Operating expenses for the period from June 3, 1997 (inception) to June 30, 1997 were not significant and have been included in operations for the period ended June 30, 1998.

The Company has incurred operating losses to date of $11,690,181 at June 30, 2000. The Company may need to raise additional capital through the issuance of debt or equity securities. Such financing may not be available on terms satisfactory to the Company, if at all. If adequate funds are not available, the Company may be required to reduce its level of spending. These facts raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to raise sufficient capital to continue operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                            Mainsail Networks, Inc.
                         (a development stage company)

                   Notes to Financial Statements (continued)



1.   Organization and Summary of Significant Accounting Policies (continued)

Advertising Expenses

The Company accounts for advertising costs as expense in the period in which they are incurred. Advertising expense for the years ended June 30, 2000, 1999, and 1998 was not significant.

Cash and Cash Equivalents

The Company considers short-term investments having original maturities of three months or less to be cash equivalents.

Concentration of Suppliers' Risk

Currently, the Company relies on three main suppliers of materials. As a result, should the current suppliers not produce and deliver materials on a timely basis, research and development efforts and future sales may be adversely impacted.

Inventory

Inventory is stated at the lower of cost (first-in, first-out) or market and consisted primarily of raw materials at June 30, 2000.

                            Mainsail Networks, Inc.
                         (a development stage company)

                   Notes to Financial Statements (continued)



1.   Organization and Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Property and equipment are depreciated for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, generally three years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful lives of the assets or the term of the lease. Property and equipment consisted of the following at June 30:

                                                           2000          1999
                                                    ---------------------------
Machinery and equipment                               $   957,777    $ 308,137
Furniture and fixtures                                     76,760       11,544
Leasehold improvements                                    123,239       92,943
                                                    ---------------------------
                                                        1,157,776      412,624

Accumulated depreciation and amortization                (308,478)     (57,217)
                                                    ---------------------------
                                                      $   849,298    $ 355,407
                                                    ===========================
Software Development Costs

Costs incurred internally in creating a computer software product are expensed when incurred as research and development until technological feasibility has been established for the product. After the achievement of technological feasibility, any additional costs to complete the product or enhancements would be capitalized. There were no software development costs capitalized for the years ended June 30, 2000 and 1999 as the Company's first product reached technological feasibility in late fiscal 2000.

Fair Value of Financial Instruments

All current assets and liabilities are carried at cost, which approximates fair value because of the short-term maturity and nature of these instruments.

                            Mainsail Networks, Inc.
                         (a development stage company)

                   Notes to Financial Statements (continued)


1.   Organization and Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

The Company accounts for stock-based awards to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123).

Comprehensive Income

The Company's comprehensive net loss was the same as its net loss for the years ended June 30, 2000, 1999, and 1998.

Net Loss Per Share

Basic and diluted net loss per share was computed using the weighted average number of common shares outstanding. Options, warrants, and preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

A reconciliation of shares used in the calculation of basic and diluted net loss per share follows:


                                                                                 Years Ended June 30,
                                                                   ----------------------------------------------
                                                                         2000            1999           1998
                                                                   ----------------------------------------------
Net loss                                                            $  (7,587,223)  $ (2,931,111)  $ (1,171,847)
                                                                   ==============================================
Shares used in computing basic and diluted net loss per share:

   Weighted average common shares outstanding                          13,519,963     13,520,057     12,419,889
   Less shares subject to repurchase                                     (913,153)    (1,327,333)      (463,334)
                                                                   ----------------------------------------------
                                                                       12,606,810     12,192,724     11,956,555
                                                                   ==============================================
Basic and diluted net loss per share                                $       (0.60)  $      (0.24)  $      (0.10)
                                                                   ==============================================

                            Mainsail Networks, Inc.
                         (a development stage company)

                   Notes to Financial Statements (continued)



1.   Organization and Summary of Significant Accounting Policies (continued)

Net Loss Per Share (continued)

The following were outstanding but not included in the computation of diluted net loss per share since the effect would be antidilutive:

                                                                           June 30,
                                                   -------------------------------------------------
                                                      2000               1999             1998
                                                   -------------------------------------------------
Options to purchase common stock                    1,611,937           723,500           190,000
Stock subject to repurchase                           987,762         1,176,668           920,001
Warrants to purchase common stock                   1,661,455                -                 -
Convertible preferred stock                        15,514,101        15,514,101        10,994,448

Impact of Recently Issued Accounting Standards

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). FAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The statement applies to all periods after June 15, 2000. The Company believes that the adoption of FAS 133 will not have a significant impact on its operating results or cash flows.

In March 2000, Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" (FIN 44), was issued. This interpretation contains rules designed to clarify the application of APB 25. FIN 44 became effective on July 1, 2000, and the Company adopted it at that time. The Company believes the impact of adoption of FIN 44 will not be material to its operating results and financial position.

                            Mainsail Networks, Inc.
                         (a development stage company)

                   Notes to Financial Statements (continued)


2. Cash and Cash Equivalents

Cash and cash equivalents consisted of the following at June 30:

                                                2000              1999
                                          -------------------------------
Cash                                      $     223,223     $     66,469
Money market instruments                        835,068          318,983
U.S. treasury bills                                   -        7,728,064
Commercial paper                              2,485,511                -
                                          -------------------------------
Total                                     $   3,543,802     $  8,113,516
                                          ===============================

The fair value, based on quoted market prices of the cash equivalents, is substantially equal to their carrying value at June 30, 2000 and 1999.

3. Notes Payable

In June 2000, the Company received a total of $2,900,000 in loans from third-party ($1,400,000) and related-party ($1,500,000) investors. The related parties consisted of a Company founder, an executive of the Company, and a venture capital firm owned by an executive of the Company. The notes bear interest at 10% per annum and are payable with the principal on May 31, 2001.

In connection with these loans, warrants were issued to purchase an aggregate of 1,661,455 (859,374 to related parties and 802,081 to third parties) shares of common stock with an exercise price of $0.24 per share. The warrants are exercisable at any time and expire on the earlier of May 31, 2002, the closing of a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, or a change in control of the Company. The detachable warrant and related debt were recorded at $2,030,000 and $870,000, respectively, based on an allocation of the total proceeds. The allocation was based on the relative fair value of the warrant and the debt. The difference between the face amount of the debt of $2,900,000 and the recorded amount will be amortized as additional debt discount over the life of the loan. Interest expense of approximately $98,000 related to debt discount amortization was recorded in the period ended June 30, 2000.

                            Mainsail Networks, Inc.
                         (a development stage company)

                   Notes to Financial Statements (continued)


4. Commitments and Contingencies

The Company leases its facilities under an operating lease which expires in 2002. Rental expense was approximately $334,000, $127,000, $78,000, and $539,000 for the years ended June 30, 2000, 1999, 1998, and the period from June 3, 1997 (inception) to June 30, 2000, respectively. In June 1999, the Company subleased a portion of its facilities to a third party through September 2000. Sublease rental income was approximately $45,000 for the year ended June 30, 2000.

Future minimum lease payments under noncancelable operating leases are as follows at June 30, 2000:

     2001                                  $  304,950
     2002                                     293,150
                                           ----------
     Total minimum payments                $  598,100
                                           ==========
5. Stockholders' Equity

Stock Split

On March 27, 1998 the Company's Board of Directors and stockholders approved a three-for-one stock split of the Company's common and preferred stock. All preferred stock, common stock, and per share amounts have been adjusted retroactively to give effect to the stock splits.

                            Mainsail Networks, Inc.
                         (a development stage company)

                   Notes to Financial Statements (continued)


5.   Stockholders' Equity (continued)

Convertible Preferred Stock

The Company is authorized to issue 16,653,402 shares of convertible preferred stock, designated in series. A summary of convertible preferred stock is as follows:

                                                              June 30,
                                                     -------------------------
                                                        2000            1999
                                                     -------------------------
     Series A:
        Authorized, issued, and outstanding shares   6,000,000       6,000,000

     Series B:
        Authorized, issued, and outstanding shares   4,994,448       4,994,448

     Series C:
        Authorized shares                            5,658,954       5,658,954
        Issued and outstanding shares                4,519,653       4,519,653

All preferred stock series are convertible into common stock at the option of the stockholder on a one-for-one basis subject to antidilution adjustments. Conversion is automatic concurrent with a qualified initial public offering of not less than $20,000,000 and a per share price of not less than $4.00. Such conversion can occur for Series A and B convertible preferred stock upon the consent of the holders of a majority of the then outstanding shares of convertible preferred stock voting as a single class or for Series C convertible preferred stock upon a two-thirds majority vote. The preferred stockholders have voting rights equal to the voting rights of the common stockholders on an as-if-converted basis.

The Series A, B, and C preferred stockholders are entitled to dividends, prior and in preference to any other dividends payable, at the rate of $0.0133, $0.0267, and $0.1728 per share, respectively. The dividends are noncumulative and payable quarterly, when and if declared by the Board of Directors. Such dividends have a preference over the payment of dividends on common stock. No dividends have been declared to date.

                            Mainsail Networks, Inc.
                         (a development stage company)

                   Notes to Financial Statements (continued)



5. Stockholders' Equity (continued)

Convertible Preferred Stock (continued)

In the event of liquidation, payment will be made to Series A, B, and C preferred stockholders, prior and in preference to any other stockholders, for the amount equal to $0.17, $0.33, and $2.16 per share, respectively, plus all declared and unpaid dividends. Any amounts in excess of these amounts will be distributed ratably to Series C preferred stockholders and common stockholders until the Series C preferred stockholders have received an aggregate distribution of $4.32 per share. If any assets remain, common stockholders will receive a distribution equal to the remaining assets.

Common Stock

Common stock reserved for issuance at June 30, 2000 is as follows:

          Stock option plan:
            Outstanding options                                   1,611,937
            Reserved for future grants                            3,107,022
                                                                 -----------
                                                                  4,718,959

          Common stock warrants                                   1,661,455
          Convertible preferred stock                            15,514,101
                                                                ------------
          Total common stock reserved for future issuance        21,894,515
                                                                ============

                            Mainsail Networks, Inc.
                         (a development stage company)

                   Notes to Financial Statements (continued)



5. Stockholders' Equity (continued)

Stock-Based Compensation

In June 1997, the Board of Directors approved a stock option plan (the Plan) that authorized the grant of options to purchase shares of the Company's common stock. At June 30, 2000, the maximum aggregate number of shares that may be optioned and sold under the Plan is 6,000,000 shares of common stock. The Plan is administered by the Board of Directors and provides for incentive stock options or nonqualified stock options to be issued to employees and consultants of the Company. Prices for incentive stock options may not be less than the fair value of the common stock at the date of grant. Prices for nonqualified stock options may not be less than 85% of the fair value of the common stock at the date of grant. However, for any incentive stock options or nonqualified stock options granted to an optionee who owns more than 10% of the combined total voting stock at the time the option is granted, the price may not be less than 110% of the fair market value of the common stock at the date of grant. The fair market value is determined in good faith by the Board of Directors or a committee designated by the Board of Directors. Options are immediately exercisable and vest over a period of four years from the date of grant. Any unvested stock issued is subject to repurchase by the Company at the original issuance price upon termination of the option holder's employment. Unexercised options expire ten years after the date of grant. However, in the case of incentive stock options, shares granted to an optionee who owns more than 10% of the combined total voting stock at the time the option is granted, the term is five years from the date of grant.

In the event of a proposed sale of all or part of the Company's assets into another corporation, the acquiring company may assume or substitute an equivalent option or right. However, the option shall be terminated if the successor corporation does not agree to assume the option or to substitute an equivalent option.

During the year ended June 30, 2000, the Company recorded aggregate deferred compensation of approximately $2,699,365, representing the difference between the grant price and the deemed fair value of the Company's common stock options granted during that year. The amortization of deferred compensation is being charged to operations and is being amortized over the vesting period of the options, which is typically four years. For the year ended June 30, 2000, the amortized expense was approximately $343,824.

                            Mainsail Networks, Inc.
                         (a development stage company)

                   Notes to Financial Statements (continued)


5. Stockholders' Equity (continued)

Stock-Based Compensation (continued)

The following is a summary of additional information with respect to the Plan:

                                                                             Options
                                                           -------------------------------------------
                                         Options                                        Weighted
                                         Available                  Number of             Average
                                         For Grant                    Shares           Exercise Price
                                      ----------------------------------------------------------------
     Authorized                            6,000,000                         -               $    -
     Granted                              (1,110,001)                1,110,001               $0.021
     Exercised                                     -                  (920,001)              $0.017
                                      ----------------------------------------
   Balance at June 30, 1998                4,889,999                   190,000               $0.040
     Granted                              (1,328,500)                1,328,500               $0.135
     Exercised                                     -                  (755,000)              $0.040
     Canceled                                 40,000                   (40,000)              $0.240
                                      ----------------------------------------
   Balance at June 30, 1999                3,601,499                   723,500               $0.203
     Granted                              (1,355,000)                1,355,000               $0.240
     Exercised                                     -                  (190,000)              $0.222
     Canceled                                276,563                  (276,563)              $0.224
     Repurchased                             583,960                         -               $0.029
                                      ----------------------------------------
   Balance at June 30, 2000                3,107,022                 1,611,937               $0.228
                                      ========================================

The following table summarizes information about stock options that were outstanding and exercisable at June 30, 2000:

                                            Options Outstanding and Exercisable
                                   --------------------------------------------------
                                                                        Weighted
                                                                        Average
                                                   Weighted            Remaining
                               Number of            Average         Contractual Life
         Exercise Prices        Shares           Exercise Price       (In Years)
     --------------------------------------------------------------------------------
         $0.040                  30,000           $0.040                 8.17
         $0.080                  75,000           $0.080                 8.40
         $0.240               1,506,937           $0.240                 9.33
                              ---------
       Total                  1,611,937           $0.228                 9.27
                              =========

                            Mainsail Networks, Inc.
                         (a development stage company)

                   Notes to Financial Statements (continued)


5. Stockholders' Equity (continued)

Stock-Based Compensation (continued)

At June 30, 2000, 1999, and 1998, approximately 988,000, 1,177,000, and 920,000, respectively, shares of common stock were subject to repurchase by the Company. Common stock subject to repurchase represents any unvested shares of common stock held by an optionholder which, upon termination of the optionholder's employment, may be repurchased by the Company. Such shares are subject to repurchase at their original issuance price.

The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock plans because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires the use of valuation models that were not developed for use in valuing employee stock instruments. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net loss is required under FAS 123 and is calculated as if the Company had accounted for its employee stock options granted during the years ended June 30, 2000, 1999, and 1998 under the fair value method of FAS 123. The fair value for employee stock options granted was estimated at the date of grant based on the minimum value method using the following assumptions:

                                               June 30,
                              ----------------------------------------------
                                2000             1999            1998
                              ----------------------------------------------

Expected life                   5 years         5 years        5 years
Expected dividend yield           0.0%            0.0%           0.0%
Risk-free interest rate           6.0%            5.4%           5.5%

As discussed above, the valuation models used under FAS 123 were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock instruments.

                            Mainsail Networks, Inc.
                         (a development stage company)

                   Notes to Financial Statements (continued)


5. Stockholders' Equity (continued)

Stock-Based Compensation (continued)

For purposes of pro forma disclosures, the estimated fair value of the options granted is amortized to expense over their respective vesting periods. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method of FAS 123, the Company's net loss and net loss per share would not have been materially different from the historical amounts reported. Therefore, such pro forma information is not presented herein. In future years, the application of FAS 123 may result in pro forma net income or loss that is materially different from historical reported results.

The options' weighted average grant date fair value, which is the value assigned to the options under FAS 123, was $0.06, $0.03, and $0.01 for options granted during 2000, 1999, and 1998, respectively.

6. Income Taxes

Due to operating losses and the inability to recognize the benefits therefrom, there is no provision for income taxes for the fiscal years ended June 30, 2000, 1999, and 1998.

The reconciliation of income tax expense (benefit) attributable to net loss applicable to common stockholders computed at the U.S. federal statutory rates to income tax expense (benefit) for the fiscal years ended June 30, 2000, 1999, and 1998 is as follows:

                                                        June 30,
                                     -------------------------------------------
                                          2000            1999         1998
                                     -------------------------------------------

Tax provision (benefit) at U.S.
   statutory rate                     $(2,579,656)      $(996,578)  $(398,428)
Loss for which no tax benefit is
   currently recognizable               2,579,656         996,578     398,428
                                     -------------------------------------------
                                      $         -       $       -   $       -
                                     ===========================================

                            Mainsail Networks, Inc.
                         (a development stage company)

                   Notes to Financial Statements (continued)


6. Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of June 30 are as follows:

                                                2000               1999
                                           -------------------------------------
Deferred tax assets and liabilities:
   Net operating loss carryforwards          $ 4,500,000        $  1,500,000
   Other, net                                    170,000              80,000
                                           -------------------------------------
Total deferred tax assets                      4,670,000           1,580,000
Valuation allowance                           (4,670,000)         (1,580,000)
                                           -------------------------------------
Net deferred tax assets                      $         -        $          -
                                           =====================================

Realization of deferred tax assets is dependent on future earnings, if any, the timing and the amount of which are uncertain. Accordingly, a valuation allowance in an amount equal to the net deferred tax asset as of June 30, 2000 and 1999 has been established to reflect these uncertainties. The change in the valuation allowance was a net increase of approximately $3,090,000 and $1,140,000 for the years ended June 30, 2000 and 1999, respectively.

As of June 30, 2000, the Company has federal and state net operating loss carryforwards of approximately $11,000,000, expiring at various dates from June 30, 2006 for state to June 30, 2020 for federal.

Utilization of net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before full utilization.

                            Mainsail Networks, Inc.
                         (a development stage company)

                   Notes to Financial Statements (continued)


7. Employee Benefit Plan

In January 2000, the Company adopted a 401(k) Profit Sharing Plan that allows voluntary contributions by eligible employees. Employees may elect to contribute up to the maximum allowed under the Internal Revenue Service regulations. The Company may make discretionary contributions as determined by the Board of Directors. No amount was contributed by the Company to the plan during the year ended June 30, 2000. Plan administrative costs were immaterial for the year ended June 30, 2000.

8. Subsequent Events (Unaudited)

Financing

On July 3, 2000 the Company entered into a second round of debt financing with two founders and six employees of the Company with similar terms to those described in Note 3. The principal amount of the notes and the number of warrants granted under this round of financing are as follows:

                                Amount of             Number of
                                the Note               Warrants
                             --------------------------------------
         Founders              $ 150,000                 85,936
         Employees               470,000                269,268
                             --------------------------------------
                               $ 620,000                355,204
                             ======================================

Warrants to purchase 57,291 shares of common stock related to the second round of debt financing were exercised in July 2000 by one of the founders of the Company.

Merger

On August 1, 2000, the Company entered into a "Plan of Merger and
Reorganization" agreement with Terayon Communication Systems Inc. (the Parent), a publicly traded company. Under this agreement, the Parent is to acquire all outstanding stock of the Company. The acquisition is expected to close in early October 2000 pending certain closing conditions.

                         UNAUDITED PRO FORMA COMBINED
                        CONDENSED FINANCIAL STATEMENTS

     (b) Terayon Communication Systems, Inc. unaudited pro forma combined condensed financial statements.

     The following unaudited pro forma combined condensed financial statements give effect to the Terayon Communication Systems, Inc. ("Terayon") acquisition of Mainsail Networks, Inc. ("Mainsail") through a merger and exchange of shares that was completed on September 29, 2000. In addition, the unaudited pro forma combined condensed financial statements give effect to Terayon's acquisition of certain assets and liabilities of Access Network Electronicss ("ANE"), a division of Tyco Electronics Corporation, Ltd. ("Tyco") that was completed on April 22, 2000, Terayon's acquisition of Combox Ltd. ("Combox") that was completed on April 18, 2000, Terayon acquisition of Telegate Ltd. ("Telegate") that was completed on January 2, 2000, Terayon's acquisition of Radwiz Ltd. ("Radwiz") that was completed on November 22, 1999 and Terayon's acquisition of Imedia Corporation ("Imedia") that was completed on September 16, 2000.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             AS OF JUNE 30, 2000
                                (in thousands)

                                                              Terayon     Mainsail    Pro-forma
                                                               Actual      Actual    Adjustments           Total
                                                            ---------     --------   -----------           -----
Assets
Current assets:
       Cash and cash equivalents.........................   $  59,018     $   3,544    $       -         $   62,562
       Short-term investments............................      62,329             -            -             62,329
       Accounts receivable, net..........................      40,557             -            -             40,557
       Accounts receivable from related party............      15,720             -            -             15,720
       Other current receivables.........................      18,740             -            -             18,740
       Inventory.........................................      19,272           484            -             19,756
       Other current assets..............................       4,794            18            -              4,812
                                                            ---------     ---------   ----------         ----------
         Total current assets............................     220,430         4,046            -            224,476

Property and equipment, net..............................      18,594           849    $       -             19,443
Developed technology.....................................     100,461             -       49,000  [1]       149,461
Assembled workforce......................................      20,091             -        2,800  [1]        22,891
Trademark................................................       5,083             -            -              5,083
Customer relationship....................................      28,817             -            -             28,817
Customer base............................................       2,368             -            -              2,368
Other assets.............................................       5,518            33            -              5,551
Goodwill.................................................     344,945             -       88,504  [1]       433,449
                                                            ---------     ---------   ----------         ----------
     Total assets........................................   $ 746,307     $   4,928    $ 140,304         $  891,539
                                                            =========     =========   ==========         ==========
Liabilities and Stockholders' Equity
Current liabilities:
       Short-term bank debt..............................         776             -            -                776
       Current portion of long-term debt.................         283             -            -                283
       Accounts payable..................................      61,078           512            -             61,590
       Accrued payroll and related expenses..............       9,479           217            -              9,696
       Other accrued liabilities.........................      18,736            30        5,575  [2]        24,341
       Notes payable to related parties..................           -           503            -                503
       Notes payable.....................................           -           465            -                465
       Current portion of capital lease obligations......           4             -            -                  4
                                                            ---------     ---------   ----------         ----------
         Total current liabilities.......................      90,356         1,727        5,575             97,658

Long-term debt...........................................         876             -            -                876
Long-term portion of capital lease obligations...........           4             -            -                  4
Other long-term obligations..............................       2,653             -            -              2,653
Deferred tax liability...................................      22,407             -            -             22,407

Stockholders' equity (deficiency):
       Convertible preferred stock.......................                         1           (1) [3]             -
       Common stock......................................     842,341        17,246      125,684  [3]     1,007,729
                                                                                          22,458  [5]
       Accumulated deficit...............................    (211,170)      (11,690)       6,690  [4]      (216,170)
       Deferred compensation.............................      (1,237)       (2,356)     (20,102) [5]       (23,695)
       Stockholders' notes receivable....................          (6)            -            -                 (6)
       Accumulated other comprehensive income............          83             -            -                 83
                                                            ---------     ---------   ----------         ----------
         Total stockholders' equity (deficiency).........     655,951         3,201      134,729            793,881
                                                            ---------     ---------   ----------         ----------
         Total liabilities and stockholders' equity......   $ 746,307     $   4,928    $ 140,304         $  891,539
                                                            =========     =========   ==========         ==========

   See notes to unaudited pro forma combined condensed financial statements.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 2000
                   (in thousands, except per share amounts)

                                                  Terayon    Mainsail       ANE        Combox         Pro-forma
                                                   Actual     Actual       Actual      Actual        Adjustments         Total
                                                  -------    --------      ------      ------        -----------         -----
Revenues:
 Product revenues.............................  $  89,344    $      -     $  17,819    $     147    $       -           $ 107,310
 Related party product revenues...............     62,012           -             -            -            -              62,012
                                                ---------    --------     ---------    ---------    ---------           ---------
  Total revenues..............................    151,356           -        17,819          147            -             169,322

Cost of Goods Sold:
 Cost of product revenues.....................     77,188           -        14,401          434        5,761  [6]        101,042
                                                                                                           88  [9]
                                                                                                        2,399 [10]
                                                                                                          771 [13]
 Cost of related party product revenues.......     33,260           -             -            -            -              33,260
                                                ---------    --------     ---------    ---------    ---------           ---------
  Total cost of goods sold....................    110,448           -        14,401          434        9,019             134,302

Gross profit (loss)...........................     40,908           -         3,418         (287)      (9,019)             35,020
Operating Expenses:
Research and development, net.................     27,134       3,013         3,397        1,658        2,487  [6]         38,709
                                                                                                          178  [9]
                                                                                                          732 [10]
                                                                                                          110 [13]
Cost of product development assistance
 agreement....................................      9,563           -             -            -                            9,563
In-process research and development...........     19,835           -             -            -         (735) [8]          4,300
                                                                                                       (8,000) [12]
                                                                                                       (6,800) [16]
Sales and marketing...........................     18,472       1,490         2,177          280          957  [6]         24,135
                                                                                                          288  [9]
                                                                                                          457 [10]
                                                                                                           14 [13]
General and administrative....................      9,946         823           683          913          478  [6]         13,251
                                                                                                          278  [9]
                                                                                                          109 [10]
                                                                                                           21 [13]
Goodwill amortization.........................     21,650           -             -            -        8,850  [6]         37,917
                                                                                                        2,664 [10]
                                                                                                        4,753 [13]
                                                ---------    --------     ---------    ---------    ---------           ---------
Total operating expenses......................    106,600       5,326         6,257        2,851        6,841             127,875
                                                ---------    --------     ---------    ---------    ---------           ---------

Operating loss................................    (65,692)     (5,326)       (2,839)      (3,138)     (15,860)            (92,855)

Interest income (expense), net................      2,934          23             -         (177)           -               2,780
                                                ---------    --------     ---------    ---------    ---------           ---------
Net loss applicable to common stockholders....  $ (62,758)   $ (5,303)    $  (2,839)   $  (3,315)   $ (15,860)          $ (90,075)
                                                =========    ========     =========    =========    =========           =========

Historical basic and diluted net loss per
 share attributable to common stockholders....  $   (1.09)                                                              $   (1.51)
                                                =========                                                               =========
Shares used in computing historical basic and
  diluted net loss per share attributable to
  common stockholders.........................     57,696                                               1,793              59,489
                                                =========                                           =========           =========

   See notes to unaudited pro forma combined condensed financial statements.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1999
                   (in thousands, except per share amounts)

                                 Terayon   Mainsail    ANE      Combox   Radwiz    Telegate  Imedia    Pro-forma
                                  Actual    Actual    Actual    Actual   Actual     Actual   Actual   Adjustments         Total
                                 --------  --------  --------  --------  --------  --------  -------- -----------        ---------
Revenues:
 Product revenues............... $ 57,345  $      -  $ 73,069  $  1,012  $  1,704  $      -  $  3,567  $  (2,762)  [17]  $ 133,935
 Related party product revenues.   39,664         -         -         -         -     9,144         -                       48,808
                                 --------  --------  --------  --------  --------  --------  --------  ---------         ---------
  Total revenues................   97,009         -    73,069     1,012     1,704     9,144     3,567     (2,762)          182,743

Cost of Goods Sold:
   Cost of product revenues.....   46,215         -    49,308       757     1,573               1,697     11,522    [6]    142,296
                                                                                                             175    [9]
                                                                                                           5,050   [10]
                                                                                                           2,569   [13]
                                                                                                          15,672   [15]
                                                                                                           4,450   [19]
                                                                                                           3,308   [22]
   Cost of related party product
    revenues....................   25,829         -         -         -         -     9,399         -     (2,762)  [17]     32,466
                                 --------  --------  --------  --------  --------  --------  --------  ---------         ---------
     Total cost of goods sold...   72,044         -    49,308       757     1,573     9,399     1,697     39,984           174,762

Gross profit (loss).............   24,965         -    23,761       255       131      (255)    1,870    (42,746)            7,981
Operating Expenses:
Research and development, net...   17,579     3,086    13,913       930     1,649     5,467     2,432      4,975    [6]     55,116
                                                                                                             355    [9]
                                                                                                           2,350   [10]
                                                                                                             367   [13]
                                                                                                             987   [15]
                                                                                                             668   [19]
                                                                                                             358   [22]
Cost of product development
 assistance agreement...........   35,147         -         -         -         -         -         -          -            35,147
In-process research and
 development....................   14,600         -         -         -         -         -         -     (3,600)  [20]          -
                                                                                                         (11,000)  [23]

Sales and marketing.............   15,727       576     7,061       512     2,351       914     2,705      1,913    [6]     35,391
                                                                                                             575    [9]
                                                                                                           1,470   [10]
                                                                                                              46   [13]
                                                                                                             215   [15]
                                                                                                             588   [19]
                                                                                                             738   [22]
General and administrative......    7,476       453     2,774       870     1,001     1,927     2,534        957    [6]     19,544
                                                                                                             555    [9]
                                                                                                             350   [10]
                                                                                                              69   [13]
                                                                                                             269   [15]
                                                                                                             167   [19]
                                                                                                             142   [22]
Goodwill amortization...........    3,524         -         -         -         -         -         -     17,701    [6]     68,758
                                                                                                           8,564   [10]
                                                                                                          15,842   [13]
                                                                                                          12,075   [15]
                                                                                                           3,516   [19]
                                                                                                           7,536   [22]
                                 --------  --------  --------  --------  --------  --------  --------  ---------         ---------
Total operating expenses........   94,053     4,115    23,748     2,312     5,001     8,308     7,671     68,748           213,956
                                 --------  --------  --------  --------  --------  --------  --------  ---------         ---------
Operating loss..................  (69,088)   (4,115)       13    (2,057)   (4,870)   (8,563)   (5,801)  (111,494)         (205,975)

Interest income (expense), net..    5,008       250         -        70       (42)     (711)     (629)         -             3,946
                                 --------  --------  --------  --------  --------  --------  --------  ---------         ---------
Net loss applicable to common
 stockholders................... $(64,080) $ (3,865)  $    13  $ (1,987) $ (4,912) $ (9,274) $ (6,430) $(111,494)        $(202,029)
                                 --------  --------  --------  --------  --------  --------  --------  ---------         ---------
Historical basic and diluted net
 loss per share attributable to
 common stockholders............ $  (1.55)                                                                               $   (3.70)
                                 ========                                                                                =========

Shares used in computing
 historical basic and diluted
 net loss per share attributable
 to common stockholders.........   41,260                                                                 13,390            54,650
                                 ========                                                              =========         =========

   See notes to unaudited pro forma combined condensed financial statements.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                        CONDENSED FINANCIAL STATEMENTS


As of, and For the Six Months Ended June 30, 2000 and For the Year Ended December 31, 1999

The Unaudited Pro Forma Combined Condensed Financial Statements as of and for the six months ended June 30, 2000 give effect to:

 . Terayon Communication Systems, Inc.'s ("Terayon") acquisition of Mainsail Networks, Inc. ("Mainsail") through a merger and exchange of shares ("the Mainsail merger") that was completed on September 29, 2000.

 . Terayon's acquisition of certain assets and liabilities of Access Network Electronics ("ANE"), a division of Tyco Electronics Corporation, Ltd. ("Tyco"), in exchange for common shares of Terayon ("the ANE acquisition") that was completed on April 22, 2000.

 . Terayon's acquisition of Combox Ltd. ("Combox") through a merger and exchange of shares ("the Combox merger") that was completed on April 18, 2000.

The Unaudited Pro Forma Combined Condensed Statement of Operations for the six months ended June 30, 2000 reflect the Mainsail, ANE and Combox transactions as if they had taken place on January 1, 2000. The results of ANE and Combox following April 22, 2000 and April 18, 2000, respectively, are included in Terayon results for the six months ended June 30, 2000. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Mainsail transaction as if it had occurred on June 30, 2000.

In addition to the Mainsail, ANE and Combox acquisitions, the Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1999 gives effect to:

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS -- continued


  . Terayon's acquisition of Imedia Corporation ("Imedia") through a merger and exchange of shares that was completed on September 16, 1999.

  . Terayon's acquisition of Radwiz Ltd. ("Radwiz") through a merger and exchange of shares that was completed on November 22, 1999.

  . Terayon's acquisition of Telegate Ltd. ("Telegate") through a merger and exchange of shares that was completed on January 2, 2000.

The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1999 reflect the Imedia, Radwiz, Telegate, ANE, Combox and Mainsail transactions as if they had taken place on January 1, 1999.

The results of Imedia, Radwiz and Telegate are included in Terayon's actual results for the period following September 16, 1999, November 22, 1999 and January 2, 2000, respectively.

The Unaudited Pro Forma Combined Condensed Financial Statements do not include the impact of the Internet Telecom Ltd. and Ultracom Ltd. Communications Holdings (1995) acquisitions that closed on April 18, 2000 and April 19, 2000, respectively. The combined purchase price for the Internet Telecom and Ultracom acquisitions was approximately $101.2 million. A significant portion of the purchase price was allocated to intangible assets which will be amortized over lives ranging from two to five years. The results of Internet Telecom and Ultracom are included in Terayon's actual results for the period following April 18, 2000 and April 19, 2000, respectively.

The Mainsail, ANE, Combox, Telegate, Radwiz and Imedia transactions were accounted for using the purchase method of accounting. The unaudited pro forma combined condensed financial statements have been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of each of the acquired companies based on actual fair value. In the opinion of Terayon's management, all adjustments necessary to present fairly such unaudited pro forma combined condensed financial statements have been made on the proposed terms and structure of the above transactions.

In connection with the acquisition of Mainsail, Terayon expects to incur write-offs related to in-process research and development of approximately $5.0 million. In connection with the acquisition of ANE, Terayon incurred write-offs related to in-process research and development of approximately $735,000 in the six months ended June 30, 2000. In connection with the acquisition of Combox, Terayon incurred write-offs related to in-process research and development of approximately $8.0 million in the six months ended June 30, 2000. In connection with the acquisition of Telegate, Terayon incurred write-offs related to in-process research and development of approximately $6.8 million in the six months ended June 30, 2000. In connection with the acquisition of Radwiz, Terayon

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS -- continued

incurred write-offs related to in-process research and development of approximately $3.6 million in the year ended December 31, 1999. In connection with the acquisition of Imedia, Terayon incurred write-offs related to in-process research and development of $11.0 million in the year ended December 31, 1999. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the ANE, Combox, Telegate, Radwiz and Imedia write-offs and the anticipated Mainsail write-off related to in-process research and development; however, the Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect these charges. The charge related to in-process research and development for Mainsail will be reflected in Terayon's consolidated financial statements when the merger is consummated. Terayon expects integration costs to be insignificant as a result of the mergers.

Terayon's Board of Directors approved a two-for-one stock split in April 2000. The stock split was paid in the form of a stock dividend to all stockholders of record on April 25, 2000, and was distributed on May 5, 2000. All share numbers reflect the two-for-one split.

The unaudited pro forma combined condensed financial statements are not necessarily indicative of what the actual financial results would have been had all of the above mergers taken place on January 1, 1999, January 1, 2000 or June 30, 2000 and do not purport to indicate the results of future operations.

The unaudited pro forma combined condensed financial statements give effect to the following pro forma adjustments.

     1. In accordance with the Agreement and Plan of Merger and Reorganization among Terayon and Mainsail ("the Agreement"), Mainsail will become a wholly-owned subsidiary of Terayon, and all outstanding shares of its preferred stock and common stock will be converted into shares of common stock of Terayon. The Mainsail merger closed on early September 29, 2000.

     The Mainsail acquisition will be accounted for using the purchase method of accounting. In general, the former shareholders of Mainsail will receive approximately 2.6 million shares of Terayon common stock. In addition, the holders of vested and unvested Mainsail options will receive approximately 482,000 options to purchase Terayon common stock the value of which will be included in the purchase price and the intrinsic value of the unvested options will be recorded as unearned compensation.

     For purposes of the pro forma combined condensed financial statements the purchase price was estimated to be approximately $142.9 million based on the closing price of Terayon's common stock on the days immediately preceding and following the announcement of the Mainsail acquisition. The unearned compensation for the intrinsic value of the options issued to the holders of unvested Mainsail options is estimated to be approximate $22.5 million.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS -- continued

The unaudited pro forma combined condensed financial statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid to the former shareholders and optionholders of Mainsail based upon preliminary estimates of fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma combined condensed financial statements after valuations and other procedures to be performed after the closing of the Mainsail merger have been completed. Below is a table of the estimated acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

                                                                                                  Annual
                                                                          Amortization         Amortization
                                                                             Life             of Intangibles
                                                                         -------------------------------------
Estimated Acquisition Cost:
   Estimated purchase price..................            $ 142,930
   Estimated transaction and other direct
     costs...................................                5,575
                                                         ---------
          Total Estimated Acquisition Cost...            $ 148,505
                                                         =========

Purchase Price Allocation:
   Historical value of net assets to be
     acquired of Mainsail at June 30, 2000...            $   3,201

   Intangible assets acquired:
        Developed technology.................               49,000           5 years            $  9,800
        Assembled workforce..................                2,800              2                  1,400
        In-Process technology................                5,000
        Goodwill.............................               88,504              5                 17,700
                                                         ---------
                                                         $ 148,505
                                                         =========

Tangible assets of Mainsail to be acquired principally include cash, inventory and property and equipment. Liabilities of Mainsail to be assumed principally include accounts payable, accrued liabilities and notes payable.

To determine the value of the developed technology, the expected future cash flow attributed to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of technology. The analysis resulted in a valuation of approximately $49.0 million for developed technology that has reached technological feasibility and therefore is capitalizable. The developed technology will be amortized on a straight line basis over a five year period.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS -- continued


     The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis yielded a valuation of approximately $2.8 million for the assembled workforce. The asset will be amortized on a straight line basis over a two year period.

     The preliminary goodwill allocation as of June 30, 2000 is approximately $88.5 million. Amortization of goodwill will occur over five years.

     The projects identified as in-process at Mainsail are those that will be underway at the time of the acquisition of Mainsail and will, after consummation of the acquisition, require additional effort to establish technological feasibility. These projects have identifiable technological risk factors that indicate that even though successful completion is expected, it is not assured. The value of the in-process research and development is estimated at $5.0 million.

     In-process technology to be acquired in the transaction consists primarily of additions to Mainsail's core technology, which is related to Mainsail's planned development of new features. A portion of the intended functionality of these new features is not supported by Mainsail's current technology. The resultant technology is intended to provide a high capacity CPE and a low cost gateway.

     Terayon expects that the in-process technology will be successfully developed, and that initial benefits from these projects will begin in calendar mid-to-late 2001. Notwithstanding Terayon's expectation that the in-process technology will be successfully developed, there remain significant technical challenges that must be resolved in order to complete the in-process technology.

 2. The pro forma adjustment to "Other accrued liabilities" reflects the accrual of acquisition costs arising from the Mainsail acquisition, for a total of approximately $5.5 million.

 3. The pro forma adjustment to "Common stock" reflects the elimination of Mainsail's preferred ($1,000) and common ($17.2 million) stock and the issuance of Terayon common stock ($142.9 million).

 4. The pro forma adjustment reflects the elimination of Mainsail's accumulated deficit ($11.7 million) and the in-process technology charge ($5.0 million).

 5. The pro forma adjustment reflects the elimination of Mainsail's deferred compensation ($2.4 million) and records the unearned compensation ($22.5 million) arising from the issuance of options to purchase Terayon common stock to the holders of unvested Mainsail options.

 6. The pro forma adjustment reflects the amortization of goodwill, developed technology, trademark, assembled workforce and unearned compensation.

                    NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS -- continued

 7. In accordance with the Asset Purchase Agreement between Terayon and Tyco Electronics Corporation ("the ANE Agreement), Terayon purchased substantially all of the assets and assumed specified liabilities of ANE. The ANE acquisition was completed on April 22, 2000. The results of ANE following April 22, 2000 are included in Terayon's actual results.

     The ANE acquisition was accounted for using the purchase method of accounting. In general, Tyco received 1,404,552 shares of Terayon common stock. In addition, Terayon established an employee retention program for the purposes of retaining certain identified employees of ANE. The retention program provides for up to three annual payments to the identified employees in a total amount of approximately $4.2 million provided the employees remain employed by Terayon. The retention payments will be charged to expense over the employees' respective periods of service.

     For purposes of the pro forma combined condensed financial statements the purchase price was determined to be approximately $85.0 million. This represents the minimum purchase price, as specified in the Agreement, to be issued to the shareholders.

     Below is a table of the approximate purchase price, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

                                                                                                     Annual
                                                                              Amortization        Amortization
                                                                                 Life            of Intangibles
                                                                          ----------------------------------------
Approximate Purchase Price:
   Purchase price...............................            $   85,000
   Estimated transaction and other direct
     costs......................................                   500
                                                            ----------
             Total Estimated Acquisition Cost...            $   85,500
                                                            ==========

Purchase Price Allocation:
   Historical value of net assets acquired
          of ANE at April 22, 2000..............            $   14,251
   Adjustment to state net assets as fair
          market value                                            (106)
                                                            ----------
                                                                14,145

   Intangible assets acquired:
        Developed technology....................                12,600           5 years              $ 2,520
        Assembled workforce.....................                12,200              2                   6,100
        Trademark...............................                   600              5                     120
        Customer base...........................                 2,400              5                     480
        In-Process technology...................                   735

                    NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS -- continued


Goodwill..........................   42,820             5         8,564
                                    -------
                                    $85,500
                                    =======

Tangible assets of ANE acquired principally include accounts receivable, inventory and property and equipment. Liabilities of ANE assumed principally include accounts payable and accrued liabilities.

To determine the value of the developed technology, the expected future cash flow attributed to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of technology. The analysis resulted in a valuation of approximately $12.6 million for developed technology which had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight line basis over a five year period.

The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis yielded a valuation of approximately $12.2 million for the assembled workforce. The asset is being amortized on a straight line basis over a two year period.

The goodwill allocation is approximately $42.8 million. Amortization of goodwill will occur over five years.

The projects identified as in-process at ANE are those that were underway at the time of the acquisition of ANE and will, after consummation of the acquisition, require additional effort to establish technological feasibility. These projects have identifiable technological risk factors that indicate that even though successful completion is expected, it is not assured. Terayon incurred $735,000 in in-process research and development write-offs in the six months ended June 30, 2000 as result of the ANE merger.

In-process technology acquired in the transaction consists primarily of additions to ANE's core technology, which is related to ANE's planned development of new features. A project was in place to enhance the functionality of the current technology to allow the transmission from a 56 Kbps modem without the loss of transmission rate. The project was subsequently amended but is still intended to create the same resultant technology.

Terayon expects that the in-process technology will be successfully developed, and that initial benefits from these projects will begin in calendar 2000. Notwithstanding Terayon's expectation that the in-process technology will be successfully developed, there remain significant technical challenges that must be resolved in order to complete the in-process technology.

                    NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS -- continued

 8. The pro forma adjustment reflects the elimination of $735,000 of in-process research and development write-offs incurred by Terayon in the six months ended June 30, 2000 for the ANE acquisition.

 9. The pro forma adjustment reflects the cost associated with the retention program.

10. The pro forma adjustment reflects the amortization of goodwill, developed technology, trademark and assembled workforce for the year ended December 31, 1999 and for the period from January 1, 2000 through April 22, 2000.

11. In accordance with the Share Purchase Agreement among Terayon and Combox ("the Agreement"), Combox became a wholly-owned subsidiary of Terayon, and all outstanding shares of its common stock were converted into shares of common stock of Terayon. The Combox acquisition was completed on April 18, 2000. The results of Combox following April 18, 2000 are included in Terayon's actual results.

     The Combox acquisition was accounted for using the purchase method of accounting. In general, the shareholders and vested optionholders of Combox received 1,547,770 shares and options to purchase shares of Terayon common stock and a cash payment of approximately $250,000. In addition, Terayon issued options to purchase shares of Terayon common stock to the unvested optionholders of Combox, the value of which was included in the purchase price.

     For purposes of the pro forma combined condensed financial statements the purchase price was determined to be approximately $97.7 million. The estimated purchase price was determined as the value of Terayon's common stock issued at closing ($92.0 million) and the value of the options to purchase Terayon's shares issued to the unvested optionholders ($5.5 million) based on the fair market value of Terayon's common stock on the days immediately preceding and following the date the acquisition was announced. In addition, a cash payment of approximately $250,000 is included in the purchase price. Proceeds to be received from the optionholders and warrantholders upon exercise are not significant.

     Below is a table of the approximate purchase price, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

                                                                                                           Annual
                                                                                  Amortization          Amortization
                                                                                     Life              of Intangibles
                                                                              -------------------------------------------
Approximate Purchase Price:
Purchase price...............................                 $97,684

    Estimated transaction and other direct
     costs...................................                     540
                                                              -------
         Total Estimated Acquisition Cost....                 $98,224
                                                              =======

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS -- continued

Purchase Price Allocation:
  Historical value of net assets acquired
    of Combox at April 18, 2000............   $ 2,308

  Intangible assets acquired:
    Developed technology...................    12,500         5 years            $ 2,500
    Assembled workforce....................     1,100            2                   550
    In-Process technology..................     8,000
    Goodwill...............................    79,212            5                15,842
    Deferred tax liability.................    (4,896)
                                              -------
                                              $98,224
                                              =======

Tangible assets of Combox acquired principally include cash and cash equivalents and accounts receivable. Liabilities of Combox assumed principally include short and long term debt, accounts payable and accrued liabilities.

To determine the value of the developed technology, the expected future cash flow attributed to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of technology. The analysis resulted in a valuation of approximately $12.5 million for developed technology which had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight line basis over a five year period.

The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis yielded a valuation of approximately $1.1 million for the assembled workforce. The asset is being amortized on a straight line basis over a two year period.

The goodwill allocation is approximately $79.2 million. Amortization of goodwill will occur over five years.

The projects identified as in-process at Combox are those that were underway at the time of the acquisition of Combox and will, after consummation of the acquisition, require additional effort to establish technological feasibility. These projects have identifiable technological risk factors that indicate that even though successful completion is expected, it is not assured. Terayon incurred $8.0 million in in-process research and development write-offs in the six months ended June 30, 2000 as result of the Combox merger.

In-process technology acquired in the transaction consists primarily of additions to Combox's core technology, which is related to Combox's planned development of new features. A portion of the intended functionality of these new features is not

                    NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS -- continued

     supported by Combox's current technology. Intended new features include modems that offer end-to-end solutions for both the cable and the satellite infrastructure.

     Terayon expects that the in-process technology will be successfully developed, and that initial benefits from these projects will begin in late calendar 2000. Notwithstanding Terayon's expectation that the in-process technology will be successfully developed, there remain significant technical challenges that must be resolved in order to complete the in-process technology.

 12. The pro forma adjustment reflects the elimination of $8.0 million in in-process research and development write-offs incurred by Terayon in the six months ended June 30, 2000.

 13. The pro forma adjustment is for the amortization of goodwill, developed technology, trademark and assembled workforce for the year ended December 31, 1999 and for the period from January 1, 2000 through April 18, 2000.

 14. In accordance with the Share Purchase Agreement among Terayon and Telegate ("the Agreement"), Telegate became a wholly-owned subsidiary of Terayon, and all outstanding shares of its common stock were converted into shares of common stock of Terayon. The acquisition of Telegate was completed on January 2, 2000. The results of Telegate for the period following January 2, 2000 are included in Terayon's actual results.

     The Telegate merger was accounted for using the purchase method of accounting. In general, the shareholders and vested optionholders of Telegate received 4,400,000 shares of Terayon common stock and options to purchase shares of Terayon common stock plus a cash payment equal to Telegate's net current assets at closing in excess of $2.0 million. In addition, the Company issued a warrant to purchase 2,000,000 shares of the Company's common stock under the terms of an agreement between Telegate and a customer of Terayon. The value of the warrant was included in the purchase price and was associated with the value of the customer relationship.

     The purchase price was determined to be approximately $138.0 million. This represents the minimum purchase price as specified in the Telegate Agreement of $100.0 million, an estimated cash payment of $3.5 million and the value of the warrant ($34.6 million). Terayon does not anticipate receiving any proceeds from the optionholders upon exercise of the options and warrants.

     Below is a table of the approximate purchase price, purchase price allocation and annual amortization of the intangible assets acquired:


                                                                    Annual
                                                Amortization     Amortization
                                                    Life        of Intangibles
                                               --------------------------------

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS -- continued

     Approximate Purchase Price:
       Purchase price............................  $137,965
       Estimated transaction and other direct
       costs.....................................     1,929
                                                   --------
                                                   $139,894
                                                   ========
     Purchase Price Allocation:
       Historical net tangible assets of Telegate
        at January 2, 2000.......................   $(5,682)
       Conversion of Telegate convertible
        notes and accrued interest...............    12,482
                                                   --------
                                                      6,800

       Intangible assets acquired:
         Customer relationship...................    34,580     3 years  $11,527
         Developed technology....................    21,100        6       3,517
         Assembled workforce.....................     4,200        2       2,100
         In-Process Technology...................     6,750
         Goodwill................................    72,452        6      12,075
         Deferred tax liability..................    (5,988)
                                                   --------
                                                   $139,894
                                                   ========


       Tangible assets of Telegate acquired principally include cash, accounts receivable, inventory and property and equipment. Liabilities of Telegate assumed in the Telegate merger principally include accounts payable and accrued liabilities.

       The value of the customer relationship was determined as the value of the warrant ($34.6 million) using the Black Scholes model. The warrant is fully vested, non-forfeitable, and immediately exercisable and has a term of three years. The value of the customer relationship is being amortized on a straight-line basis over a three-year period.

       To determine the value of the developed technology, the expected future cash flow attributed to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of technology. The analysis resulted in a valuation of approximately $21.1 million for developed technology that had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight line basis over a six year period.

       The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis yielded a valuation of approximately $4.2

                    NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS -- continued

     million for the assembled workforce. The asset is being amortized on a straight line basis over a two year period.

     The goodwill allocation is approximately $72.5 million. Amortization of goodwill will occur over six years.

     The projects identified as in process at Telegate are those that were underway at the time of the acquisition of Telegate and would, after consummation of the acquisition, require additional effort to establish technological feasibility. These projects have identifiable technological risk factors that indicate that even though successful completion is expected, it is not assured. Terayon incurred $6.8 million in in-process research and development write-offs in the six months ended June 30, 2000 as result of the Telegate merger.

     In-process technology acquired in the transaction consists primarily of additions to Telegate's core technology, which is related to Telegate's planned development of new features. The majority of the intended functionality of these new features is not supported by Telegate's current technology. Intended new features include: connection on demand functionality to extend the product's ISDN compatibility; the ability to use cordless technology for either voice or data applications; and, a subscriber end unit that can be used in multi-dwelling units.

     Terayon expects that the in-process technology will be successfully developed, and that initial benefits from these projects will begin in calendar 2000. Notwithstanding Terayon's expectation that the in-process technology will be successfully developed, there remain significant technical challenges that must be resolved in order to complete the in-process technology.

 15. The pro forma adjustment reflects the amortization of goodwill, developed technology, trademark and assembled workforce for the twelve month period ended December 31, 1999.

 16. The pro forma adjustment reflects the elimination of $6.8 million of in-process research and development write-offs incurred by Terayon in the six months ended June 30, 2000 relating to the Telegate merger.

 17. The pro forma adjustment reflects the elimination of intercompany transactions between Terayon and Telegate prior to the merger.

 18. In accordance with the Share Purchase Agreement among Terayon and Radwiz ("the Radwiz Agreement"), Radwiz became a wholly-owned subsidiary of Terayon, and all outstanding shares of its common stock converted into shares of common stock of Terayon. The acquisition of Radwiz was completed on November 22, 1999. The results of Radwiz for the period following November 22, 1999 are included in Terayon's actual results.

                    NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS -- continued

       The Radwiz merger was accounted for using the purchase method of accounting. In general, the shareholders and vested optionholders received cash and shares of Terayon common stock and options to purchase shares of Terayon common stock. On the closing, Terayon paid $250,000 in cash and issued 1,747,164 shares of Terayon common stock to the former shareholders of Radwiz and issued options to purchase 145,142 shares of Terayon common stock to the vested optionholders of Radwiz. In addition, the unvested optionholders of Radwiz options also received options to purchase Terayon common stock, the fair value of which was included in the purchase price. The aggregate number of shares of the Company's common stock to be issued under the Radwiz Agreement will depend, among other things, on the performance of the Company's common stock over the period between the closing and the twelve month anniversary. Subsequent to December 31, 1999, the market valuation specified in the Radwiz Agreement was reached and Terayon's obligation to issue additional shares of common stock was eliminated. As a result, no additional consideration will be issued to the former shareholders and optionholders of Radwiz.

       The approximate purchase price was determined to be $52.7 million. This represents the minimum purchase price, as specified in the Agreement, to be issued to the shareholders and vested optionholders of Radwiz ($50.0 million) plus the value of the options issued to unvested optionholders of Radwiz ($2.7 million) based on the market value of Terayon's common stock on the date the acquisition was announced. Proceeds to be received from the Radwiz optionholders upon exercise of their options are not significant.

       Below is a table of the approximate purchase price, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

                                                                             Annual
                                                           Amortization   Amortization
                                                                Life      of Intangibles
                                                          -------------------------------
     Approximate Purchase Price:
       Purchase price..........................  $52,667
       Estimated transaction and other direct
       costs...................................      902
                                                 -------
                                                 $53,569
                                                 =======
     Purchase Price Allocation:
       Historical net tangible assets of Radwiz
         at November 22, 1999..................   $3,058

     Intangible assets acquired:
       Developed technology....................   29,850       6 years       $4,975
       Assembled workforce.....................    2,800          2           1,400
       Trademark...............................    1,150          6             192

                    NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS -- continued

       In-Process technology...............    3,600
       Goodwill............................   23,860     6      3,977
       Deferred tax liability..............  (10,749)
                                             -------
                                             $53,569
                                             =======




     Tangible assets of Radwiz to be acquired principally include cash, accounts receivable, inventory and property and equipment. Liabilities of Radwiz assumed in the Radwiz merger principally include accounts payable and accrued liabilities.

     To determine the value of the developed technology, the expected future cash flow attributed to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of technology. The analysis resulted in a valuation of approximately $29.9 million for developed technology that had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight line basis over a six year period.

     The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis yielded a valuation of approximately $2.8 million for the assembled workforce. The asset is being amortized on a straight line basis over a two year period.

     The goodwill allocation is approximately $23.9 million. Amortization of goodwill will occur over six years.

     The projects identified as in process at Radwiz are those that were underway at the time of the acquisition of Radwiz and would, after consummation of the acquisition, require additional effort to establish technological feasibility. These projects have indentifiable technological risk factors that indicate that even though successful completion is expected, it is not assured. Terayon incurred $3.6 million in in-process research and development write-offs in the year ended December 31, 1999 as result of the Radwiz merger.

     In-process technology acquired in the transaction consists primarily of additions to Radwiz's core technology, which is related to Radwiz's planned development of new features. The majority of the intended functionality of these new features is not supported by Radwiz's current technology. Intended new features include offering end-to-end carrier quality of service, allowing access via an ATM network and providing ISDN line functionality.

     Terayon expects that the in-process technology will be successfully developed, and that initial benefits from these projects will begin in calendar 2000. Notwithstanding Terayon's expectation that the in-process technology will be successfully developed,

                    NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS -- continued

     there remain significant technical challenges that must be resolved in order to complete the in-process technology.

 19. The pro forma adjustment reflects the amortization of goodwill, developed technology, trademark and assembled workforce for the period from January 1, 1999 to November 22, 1999.

 20. The pro forma adjustment reflects the elimination of $3.6 million of in-process research and development write-offs incurred by Terayon in the year ended December 31, 1999 relating to the Radwiz merger.

 21. In accordance with the Agreement and Plan of Merger and Reorganization among Terayon and Imedia ("the Agreement"), Imedia became a wholly-owned subsidiary of Terayon, and all outstanding shares of its common stock were converted into shares of common stock of Terayon. The Imedia merger closed on September 16, 1999. The results of Imedia for the period following September 16, 1999 are included in Terayon's actual results.

     The Imedia merger was accounted for using the purchase method of accounting. In general, the shareholders, vested optionholders and warrantholders received shares of Terayon common stock, options and warrants to purchase shares of Terayon common stock. The aggregate number of shares of Terayon common stock issued under the Imedia Agreement will depend, among other things, on the performance of Terayon's common stock over the period during which the payments are to be made. Terayon issued 1,654,814 shares of common stock on the closing of the Imedia merger. Subsequent to December 31, 1999, the valuation formulae specified in the Agreement were satisfied, and, accordingly, the Company's obligation to issue additional common stock or options and warrants to purchase common stock beyond those issued at the Closing was eliminated. As a result, no additional consideration will be issued in the future to the former stockholders, optionholders and warrantholders of Imedia.

     The purchase price of approximately $106.3 million was determined using the maximum value of the consideration (approximately $99.0 million) as specified in the Imedia Agreement, the value of the options to purchase Terayon shares issued to the unvested optionholders of Imedia (approximately $6.3 million) and the forgiveness of the Imedia note payable ($1.0 million). The estimated purchase price is net of the estimated proceeds that will be received from the optionholders and warrantholders upon exercise (approximately $3.1 million). The purchase price was allocated to the assets acquired and liabilities assumed based on a determination from an independent appraisal of their respective fair values.

     The unaudited pro forma combined condensed financial statements have been prepared on the basis of assumptions described in the notes thereto. Below is a table

                    NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS -- continued

       of the approximate purchase price, purchase price allocation and annual amortization of the intangible assets acquired:

                                                                                Annual
                                                               Amortization   Amortization
                                                                   Life       of Intangibles
                                                              -------------------------------
     Approximate Purchase Price:
       Purchase price........................... $106,347
       Estimated transaction and other direct
       costs....................................    2,631
                                                 --------
                                                 $108,978
                                                 ========
     Purchase Price Allocation:
       Historical net tangible assets of Imedia
         at September 16, 1999..................    $(355)
       Forgiveness of Imedia note payable.......    1,000
                                                 --------
                                                      645

       Intangible assets acquired:
         Developed technology...................   27,000         6 years         $ 4,500
         Assembled workforce....................    2,500            2              1,250
         Trademark..............................    4,000            6                667
         In-Process technology..................   11,000
         Goodwill...............................   63,833            6             10,639
                                                 --------
                                                 $108,978
                                                 ========

       Tangible assets of Imedia acquired in the Imedia merger principally include cash, accounts receivable and property and equipment. Liabilities of Imedia assumed in the Imedia merger principally include accounts payable and accrued liabilities. Upon the closing of the Imedia merger, Imedia's note payable obligation to Terayon of $1.0 million was forgiven by Terayon.

       To determine the value of the developed technology, the expected future cash flow at attributed to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of technology. The analysis resulted in a valuation of approximately $27.0 million for developed technology that had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight line basis over a six year period.

       The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis yielded a valuation of approximately $2.5

                    NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS -- continued

     million for the assembled workforce. The asset is being amortized on a straight line basis over a two year period.

     The goodwill allocation is approximately $63.8 million. Amortization of goodwill will occur over six years.

     The projects identified as in-process at Imedia are those that were underway at the time of the acquisition of Imedia and would, after consummation of the acquisition, require additional effort to establish technological feasibility. These projects have indentifiable technological risk factors that indicate, even though successful completion is expected, it is not assured. Terayon incurred $11.0 million in in-process research and development write-offs in the nine months ended September 30, 1999 as result of the Imedia merger.

     In-process technology acquired in the transaction consists primarily of major additions to Imedia's core technology, which is related to Imedia's planned development of new features. The majority of the intended functionality of these new features is not supported by Imedia's current technology. Intended new features include offering high quality video service over the Internet and multiplexing data with video.

     Terayon expects that the in-process technology will be successfully developed, and that initial benefits from these projects will begin in calendar 2001. Notwithstanding Terayon's expectation that the in-process technology will be successfully developed, there remain significant technical challenges that must be resolved in order to complete the in-process technology.

 22. The pro forma adjustment reflects the amortization of goodwill, developed technology, trademark and assembled workforce for the period from January 1, 1999 to September 16, 1999.

 23. The pro forma adjustment reflects the elimination of $11.0 million of in-process research and development write-offs incurred by Terayon in the nine months ended September 30, 1999 relating to the Imedia merger.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   Terayon Communication Systems, Inc.


Dated:  October 18, 2000           By:  /s/ Zaki Rakib
                                      -------------------------------------
                                       Zaki Rakib
                                       Chief Executive Officer and Secretary